Exhibit 10.3

T2 BIOSYSTEMS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(effective as of February 21, 2019)

Non-employee members of the board of directors (the “Board”) of T2 Biosystems, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall, as of its effective date set forth above (the “Effective Date”), supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non- Employee Directors. No Non-Employee Director shall have any rights hereunder, except with respect to stock options and restricted stock units granted pursuant to the Program.

1.Annual Compensation.

(a)Annual Retainers.Each Non-Employee Director shall be eligible to receive an annual retainer of $40,000 for service on the Board (the “Annual Retainer”).

(b)Additional Annual Retainers. In addition, each Non-Employee Director shall be eligible to receive the following annual retainers (each, a “Committee Member Retainer”):

(i)

Chairman of the Board or Lead Independent Director. A Non- Employee Director serving as Chairman of the Board or Lead Independent Director shall receive an additional annual retainer of $30,000 for such service.

(ii)

Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $18,000 for such service. A Non-Employee Director serving as a member of the Audit Committee shall receive an additional annual retainer of $7,500.

(iii)	Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of

$14,000 for such service. A Non-Employee Director serving as a member of the Compensation Committee shall receive an additional annual retainer of $5,000.

(vi)

Nominating and Corporate Governance Committee. A Non- Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service.   A Non-

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Employee Director serving as a member of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $3,500.

(vii)	Technology Committee. A Non-Employee Director serving on the Technology Committee shall receive an additional annual retainer of $15,000 for such service.

(c)Payment of Retainers. The Annual Retainer and Committee Member Retainer shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in cash in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. Any changes to the retainers set forth above shall be pro-rated based on the effective date of such change.

(d)Annual Retainer Election. For each calendar year of the Non-Employee Director’s service, the Non-Employee Director will have the opportunity to elect in writing in a form provided by the Company and delivered to the Company, prior to January 1 of the applicable year, payment of the Annual Retainer in cash or an equivalent number of Restricted Stock Units (as defined in the Company’s 2014 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”)), determined by dividing (1) the Annual Retainer by (2) the Fair Market Value (as defined in the Plan) of one share of the Company’s common stock on the last trading day prior to January 1 of the year to which the Annual Retainer relates. Restricted Stock Units will be issued under, and subject to the terms of, the Equity Plan and a separate restricted stock unit agreement and will vest, subject to the Non-Employee Director’s continued service, in one single installment on January 1 of the year following the year to which the Annual Retainer relates. Unless otherwise determined by the Board, unvested Restricted Stock Units will be forfeited upon the Non- Employee Director’s termination of service.

2.Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Equity Plan and shall be granted subject to award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock options hereby are subject in all respects to the terms of the Equity Plan. For the avoidance of doubt, the share numbers in Sections 2(a) and 2(b) shall be subject to adjustment as provided in the Equity Plan.

(a)Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall be eligible to receive an option to purchase 66,176 shares of the Company’s common stock on the date of such initial election or appointment. The awards described in this Section 2(a) shall be referred to as “Initial Awards.” No Non-Employee Director shall be granted more than one Initial Award.

(b)Subsequent Awards. A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board for at least six months as of the date of any annual

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meeting of the Company’s stockholders after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall, as determined by the Board prior to the annual meeting of the Company’s stockholders, be automatically granted either (i) an option to purchase 22,000 shares of the Company’s common stock, (ii) 11,000 restricted stock units on the date of such annual meeting or (iii) a combination thereof approved by the Board. The awards described in this Section 2(b) shall be referred to as “Subsequent Awards.” In the event that no determination is made by the Board prior to the annual meeting, the Subsequent Award shall be in the form of an option to purchase 17,647 shares of the Company’s common stock. For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

(c)Termination of Service of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(b) above.

(d)	Terms of Awards Granted to Non-Employee Directors

(i)	Purchase Price. The per share exercise price of each option granted to a Non-Employee Director shall equal the Fair Market Value of a share of common stock on the date the option is granted.

(ii)

Vesting. Each Initial Award shall vest and become exercisable in substantially equal installments on each of the first three anniversaries of the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. Each Subsequent Award (i) consisting of an option to purchase shares of the Company’s common stock shall vest and become exercisable in 12 substantially equal monthly installments following the date of grant or (ii) consisting of restricted stock units shall vest in one installment on the first anniversary of the grant date, such that the Subsequent Award shall be fully vested on the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. Unless the Board otherwise determines, any portion of an Initial Award or Subsequent Award which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board shall be immediately forfeited upon such termination of service and shall not thereafter become vested or exercisable. All of a Non-Employee Director’s Restricted Stock Units granted in respect of the Annual Retainer, Initial Awards and Subsequent Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

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(iii)	Term. The maximum term of each stock option granted to a Non- Employee Director hereunder shall be ten (10) years from the date the option is granted.

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